Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Member
TransMontaigne GP L.L.C.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125209 and 333-148280) on Form S-8 of TransMontaigne Partners L.P. of our report dated March 7, 2008, relating to the combined balance sheets of TransMontaigne Partners (Predecessor) as of August 31, 2006 and December 31, 2005, and the related combined statements of operations, equity, and cash flows for the eight months ended August 31, 2006 and for the year ended December 31, 2005.

KPMG LLP

Denver, Colorado
March 7, 2008